Investor Relations/Media Contact: ICR, Inc. Brad Cohen (Investor Relations) bcohen@icrinc.com 212-217-6393 Liz Brady (Media) liz.brady@icrinc.com 203-682-8230

CAPLEASE ANNOUNCES RETIREMENT OF LEWIS RANIERI AND ELECTION OF PAUL MCDOWELL AS CHAIRMAN

NEW YORK--(BUSINESS WIRE)—December 12, 2007--CapLease, Inc. (NYSE: LSE) announced today the retirement of Lewis Ranieri, who has served as Chairman of the Board of CapLease and its predecessor entities since 1995, effective immediately. Paul McDowell has been elected Chairman of the Board and will continue in his role as CapLease’s Chief Executive Officer. Mr. Ranieri will continue to serve CapLease in a senior advisor capacity.

“After more than 12 years serving as Chairman of CapLease, I have decided as a result of family circumstances to step down as Chairman and retire from the Board of Directors,” said Mr. Ranieri. “I am tremendously proud of the success we have achieved with CapLease to date. From its beginning more than 12 years ago, our team has built a solidly managed company along with a $2.1 billion portfolio of high quality commercial net lease assets. I am leaving the company in extremely capable hands with a strong Board and management team.”

“Lewis has been more than just a mentor and counsel to me; he is also a great friend,” said Mr. McDowell. “He made a commitment to CapLease shortly after it was founded in 1995, at a time when our business was largely an idea of a small group of our company’s founders, and helped us grow into a New York Stock Exchange listed diversified real estate investment trust. His loyalty to our organization has been unwavering. I am grateful he has agreed to stay on as senior advisor. On behalf of the entire team at CapLease, I wish him all of the best in his future endeavors.”

The Nominating and Corporate Governance Committee expects to begin a process to consider whether to replace Mr. Ranieri, which may include reviewing potential candidates. With Mr. Ranieri’s retirement, CapLease’s Board now comprises six members, including four independent directors, who will continue to provide leadership and oversight.

CapLease’s Board also established the position of Lead Independent Director and appointed Howard Silver in that role, in view of its decision to combine the offices of Chairman and Chief Executive Officer. Mr. Silver will work closely with Mr. McDowell and serve as a liaison between CapLease’s independent directors and management.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.